Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 24, 2006, in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-137406) and related Prospects of Susser Holdings, L.L.C. Susser Finance Corporation, for the registration of $120,000,000 of 10 5/8% Senior Notes due 2013.

/s/    Ernst & Young LLP

San Antonio, Texas

December 4, 2006